Penn Virginia Corporation

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Executive Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES THIRD QUARTER 2003 RESULTS

PROVIDES 2003 GUIDANCE UPDATE

RADNOR, Pa., (PR Newswire) November 5, 2003 - Penn Virginia Corporation (NYSE: PVA) today reported third quarter 2003 net income of $5.4 million, or $0.60 per diluted share, up 69 percent from $3.2 million, or $0.36 per diluted share, for the same period in 2002. Operating cash flow (a non-GAAP measure defined as net cash provided by operating activities before changes in operating assets and liabilities) was $27.9 million during the third quarter of 2003, an increase of 40 percent compared to $19.9 million in the third quarter of 2002. The increases in the Company's net income and operating cash flow resulted primarily from higher realized natural gas and oil prices and increased production, offset in part by related operating expenses.

In the first nine months of 2003, PVA reported net income of $22.3 million, or $2.47 per diluted share, an increase of 130 percent compared to net income of $9.7 million, or $1.09 per diluted share in the same period of 2002. Included in net income for the first nine months of 2003 was after-tax income of $1.4 million, or $0.15 per diluted share, related to the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations." Revenues of $133.7 million for the first nine months of 2003 were 70 percent higher than revenues of $78.8 million in the corresponding period of 2002. Operating cash flow, a non-GAAP measure, was $82.3 million for the first nine months of 2003, an increase of 69 percent from $48.7 million in the same period of 2002.

Oil & Gas Segment Review

As described in more detail in the Company's October 29, 2003 news release, operational highlights and updates for the third quarter of 2003 include:

Production:

  Progress made in establishing initial production for South Louisiana drilling successes
    Broussard field commenced production October 1
    Three wildcat discoveries in Stella field are expected to commence production by mid-November;
  An unsuccessful development well in South Texas and pipeline installation delays in two new fields in South Louisiana are primary reasons PVA now expects full-year production between 23.5 and 24.5 billion cubic feet equivalent (Bcfe), which is lower than previously provided guidance of 24.0 to 26.0 Bcfe;
  PVA expects a year-end 2003 production rate of approximately 70 million cubic feet equivalent (Mmcfe) per day, an increase of 32 percent over 53 Mmcfe per day at year-end 2002;

Drilling Results:

  Drilled 56 wells (42.0 net) in the third quarter, 54 of which were successful. Through the first nine months of 2003, the Company drilled 140 wells with 136 successes, compared to 74 wells with 71 successes during the first nine months of 2002;
  Drilled two exploration successes in South Louisiana, giving the Company five drilling successes in as many attempts in that region during 2003;

Hedging:

  Natural gas price hedge positions were extended through April 2005.

Third quarter 2003 oil and gas production was 6.0 billion cubic feet equivalent (Bcfe) or 65.5 million cubic feet equivalent (MMcfe) per day, an increase of eight percent from 5.6 Bcfe or 60.4 MMcfe per day produced in the same quarter of 2002, and up slightly from 5.8 Bcfe produced in the second quarter of 2003. Oil and gas segment operating income for the third quarter of 2003 was $9.1 million compared to $2.8 million for the same quarter of 2002. The increased operating income was primarily due to significantly higher commodity prices and increased production, offset in part by higher lease operating, exploration, taxes other than income and depreciation, depletion and amortization (DD&A) expenses. Approximately 78 percent of the Company's third quarter 2003 production was from natural gas, for which realized prices increased 54 percent to $4.93 per thousand cubic feet (Mcf) from $3.20 per Mcf for the same quarter of 2002. The average oil and condensate price realized in the third quarter of 2003 increased nine percent to $24.87 per barrel compared to $22.91 per barrel in the third quarter of 2002.

Capital program expenditures for the third quarter of 2003 totaled $28.2 million, consisting of $19.7 million for development drilling, $4.2 million for exploration drilling, $3.1 million for lease acquisitions and field projects and $1.2 million for seismic and other. See the 2003 Guidance Table included in this release for updated 2003 capital expenditures guidance.

Coal Royalty and Land Management Segment Review (Penn Virginia Resource Partners, L.P. - NYSE: PVR)

PVR reported operating income for the third quarter of 2003 of $6.4 million on revenues of $12.8 million, compared to $7.0 million of operating income on revenues of $10.4 million for the same quarter in 2002. Coal production of 6.2 million tons in the third quarter of 2003 significantly increased from 3.7 million tons in the same period of 2002, due primarily to coal reserve acquisitions made during the second half of 2002 and PVR's West Coal River property (previously referred to as Fork Creek) returning to production. Coal royalty revenues for the third quarter of 2003 increased to $12.0 million from $8.3 million reported in the same quarter of 2002. Timber revenue decreased to $0.1 million in 2003's third quarter from $0.4 million in the same quarter of 2002 due to lower cutting levels, and other revenue decreased to $0.8 million in the third quarter of 2003 from $1.8 million in the same quarter of 2002, reflecting less forfeitures of minimum rental payments. Non-cash DD&A expense increased to $3.7 million in the second quarter of 2003 compared to $1.0 million for the same period of 2002, due primarily to the increased coal production and higher cost basis as a result of acquisitions. Increased operating expense was the result of increased production on PVR's subleased property, offset in part by lower maintenance expense at the West Coal River property. Taxes other than income and general and administrative expense increased primarily due to the 2002 acquisitions. In May 2003, PVR announced that it had obtained a new lessee for the idled West Coal River property in West Virginia. The new lessee began selling coal from the property on July 30, 2003, and royalties paid to PVR from these sales are expected to increase gradually through 2004 as production increases. PVR's construction of a new coal loadout facility on its Coal River property in West Virginia also continued during the third quarter of 2003. The loadout facility is designed for the high-speed loading of 150-car unit trains and is expected to begin operations in December 2003. Royalty income, processing and related fees from these activities have been included in the 2003 Guidance table enclosed.

Capital Resources

As of September 30, 2003, Penn Virginia had borrowed $58.0 million against its $150.0 million credit facility. PVR had outstanding borrowings of $92.2 million as of September 30, 2003, including $2.5 million borrowed against its revolving credit facility. The remaining $89.7 million of debt as of September 30, 2003 consisted of 10-year, 5.77 percent fixed rate senior notes PVR issued in late March 2003. An interest rate swap converted approximately one third of the face amount of the senior notes to a floating interest rate based on the six month London Interbank Offering Rate plus 2.36 percent, for a current rate of 3.60 percent.

Management Comment

Commenting on the third quarter of 2003 and future activities at Penn Virginia, A. James Dearlove, Penn Virginia President and Chief Executive Officer, said "As evidenced by our net income and cash flow, the oil and gas segment continued to benefit from strong commodity prices and increasing production during the third quarter. Operationally, we continued our successful exploratory drilling program in the third quarter, including two discoveries in as many attempts in South Louisiana, and we continue to improve our ability to generate prospects internally. We were disappointed by an unsuccessful development well in South Texas and by delays in establishing first production in our South Louisiana discoveries, causing us to revise our full-year 2003 production guidance downward. However, we expect a year over year production increase of approximately 15 percent, with production of approximately 70 Mmcfe per day as we exit 2003, compared to 53 Mmcfe per day at year-end 2002. We remain committed to successfully executing our 2003 capital expenditures program, currently estimated to be approximately $135 million, which should result in the Company drilling approximately 180 gross wells during 2003. Our financial position remains strong, due to a growing cash flow stream and $92 million available under our credit facility.

"PVR's third quarter results reflect a strengthening of its lessees' operational performance along with an improvement in the coal markets in general. The re-establishment of production at PVR's West Coal River property is expected to provide further cash flow supporting its unit holder distributions. The Partnership expects revenues from its fee-based coal infrastructure projects, such as the West Coal River processing plant and loadout facilities and the Coal River loadout facility to provide increasing distributable cash flow in 2003's fourth quarter and into 2004. PVR continues to look for cash flow-accretive acquisition opportunities in both coal and other natural resource sectors."

Guidance Update for 2003

See the 2003 Guidance Table included in this release for additional guidance estimates for the fourth quarter and full year 2003. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as the Company's operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss results and the outlook for the remainder of 2003, is scheduled for Thursday, November 6, 2003 at 3:00 p.m. EDT. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. You can participate in the conference call by phone by dialing 1-877-804-9205 or via the Internet by going to the Company's website at www.pennvirginia.com. An on-demand replay of the conference call will be available at the Company's website beginning shortly after the call.

*****

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Through its ownership in Penn Virginia Resource Partners, L.P. (NYSE:PVR), PVA is also in the business of managing coal properties and related assets. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company's website at www.pennvirginia.com.

Forward-looking statements: Penn Virginia Corporation is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: timing and results of development activities, capital expenditures, acquisitions and dispositions, and drilling and exploration programs, expected commencement dates of oil and natural gas production, projected quantities of future oil and natural gas production by the Company, expected commencement dates and projected quantities of future coal production and related coal infrastructure projects by lessees producing coal from reserves leased from PVR, costs and expenditures, as well as projected demand or supply, for coal and oil and natural gas, which will affect sales levels, prices and royalties realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company's press releases and public periodic filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 11, 2003 and its Quarterly Report on Form 10-Q for the period ended June 30, 2003 filed on August 8, 2003. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

PENN VIRGINIA CORPORATION
OPERATIONS SUMMARY

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Production
Natural gas (MMcf)	4,728	5,008	14,516	13,916
Oil and condensate (MBbls)	216	91	526	259
Total oil and natural gas
Production (MMcfe)	6,024	5,554	17,672	15,470
Coal royalty tons (000)	6,229	3,716	19,252	10,614

Prices
Natural gas ($/Mcf)	$4.93	$3.20	$5.46	$3.09
Oil and condensate ($/Bbl)	$24.87	$22.91	$26.61	$22.99
Coal royalties ($/ton)	$1.92	$2.22	$1.85	$2.21

PENN VIRGINIA CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS - unaudited
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Revenues
Natural gas	$23,293	$16,012	$79,197	$43,032
Oil and condensate	5,372	2,085	13,999	5,954
Coal royalties	11,960	8,253	35,658	23,437
Timber	80	360	829	1,441
Other	1,316	2,044	4,057	4,921
	42,021	28,754	133,740	78,785
Expenses
Lease operating	4,092	3,417	11,965	8,799
Exploration	3,752	1,682	11,714	3,846
Taxes other than income	2,854	1,653	8,922	4,775
General and administrative	6,302	5,406	18,140	15,303
Impairment of oil and gas properties	-	501	-	501
Depreciation, depletion and amortization	12,265	8,146	36,623	21,758
	29,265	20,805	87,364	54,982

Operating Income	12,756	7,949	46,376	23,803

Other Income (Expense)
Interest expense	(1,380)	(868)	(3,837)	(1,988)
Interest and other income	301	508	951	1,583
Income from continuing operations before minority interest,
income taxes and effect of change in accounting principle	11,677	7,589	43,490	23,398

Minority interest in Penn Virginia Resource Partners, L.P.	2,936	3,379	8,778	9,321
Income tax expense	3,298	1,002	13,784	4,557

Income from continuing operations before discontinued operations
and cumulative effect of change in accounting principle	5,443	3,208	20,928	9,520

Income from discontinued operations (including gain on sale net of taxes)	-	-	-	221
Cumulative effect of change in accounting principle	-	-	1,363	-

Net income	$5,443	$3,208	$22,291	$9,741

Income before cumulative effect of change in accounting principle, basic	$0.61	$0.36	$2.33	$1.07
Income from discontinued operations, basic	-	-	-	0.02
Cumulative effect of change in accounting principle, basic	-	-	0.15	-
Net income per share, basic	$0.61	$0.36	$2.48	$1.09

Income before cumulative effect of change in accounting principle, diluted	$0.60	$0.36	$2.32	$1.07
Income from discontinued operations, diluted	-	-	-	0.02
Cumulative effect of change in accounting principle, diluted	-	-	0.15	-
Net income per share, diluted	$0.60	$0.36	$2.47	$1.09

Weighted average shares outstanding, basic	8,996	8,944	8,974	8,926
Weighted average shares outstanding, diluted	9,069	8,992	9,032	8,975

PENN VIRGINIA CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2003	2002
	(unaudited)
Assets
Current assets	$44,763	$35,737
Net property, plant and equipment	615,189	545,952
Other assets, including long-term notes	4,923	4,603
Total assets	$664,875	$586,292

Liabilities and Shareholders' Equity
Current liabilities	$29,879	$23,851
Long-term debt	58,000	16,000
Long-term debt of Penn Virginia Resource Partners, L.P.	90,696	90,887
Other liabilities and deferred taxes	87,629	74,828
Minority interest in Penn Virginia Resource Partners, L.P.	192,017	192,770
Shareholders' equity	206,654	187,956
Total liabilities and shareholders' equity	$664,875	$586,292

PENN VIRGINIA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

			Nine Months Ended
			September 30,
			2003	2002
Operating Activities
Net income			$22,291	$9,741
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, depletion and amortization			36,623	21,758
Impairment of oil and gas properties			-	501
Minority interest in Penn Virginia Resource Partners, L.P.			8,778	9,321
Cumulative effect of change in accounting principle			(1,363)	-
Deferred income taxes			10,495	6,101
Dry hole and leasehold amortization			4,098	149
Other			1,363	1,169
			82,285	48,740
Changes in operating assets and liabilities			(11,381)	(7,492)
Net cash provided by operating activities			70,904	41,248

Investing activities:
Proceeds from sale of U.S. Treasury notes			-	12,000
Proceeds from sale of properties			166	1,314
Proceeds from long-term notes receivable			381	445
Additions to property and equipment			(98,083)	(45,739)
Net cash used in investing activities			(97,536)	(31,980)

Financing Activities:
Dividends paid			(6,061)	(6,027)
Distributions paid to minority interest holders			(14,566)	(10,041)
Proceeds from PVA borrowings			41,948	6,280
Proceeds from PVR borrowings			1,613	-
Payments for debt issuance costs			(1,419)	-
Purchase of units of Penn Virginia Resource Partners, L.P.			-	(1,067)
Purchase of treasury stock			-	(557)
Issuance of stock			1,663	1,900
Net cash provided by (used in) financing activities			23,178	(9,512)

Net increase (decrease) in cash and cash equivalents			(3,454)	(244)
Cash and cash equivalents-beginning balance			13,341	9,621
Cash and cash equivalents-ending balance			$9,887	$9,377

PENN VIRGINIA CORPORATION
SEGMENT INFORMATION - unaudited
(in thousands)

			Coal Royalty
	Oil and Gas		and Land
	Amount	(per (Mcfe)	Management	All Other	Consolidated
Three months ended September 30, 2003

Production
Oil and gas (Mmcfe)	6,024
Natural gas (MMcf)	4,728
Crude oil (MBbls))	216
Coal royalty tons (thousands of tons)			6,229

Revenues
Natural gas	$23,293	4.93	$-	$-	$23,293
Oil and condensate	5,372	24.87	-	-	5,372
Coal royalties	-		11,960	-	11,960
Timber	-		80	-	80
Other	370		772	174	1,316
	29,035	4.82	12,812	174	42,021
Expenses
Lease operating	3,195	0.53	748	149	4,092
Exploration	3,747	0.62	5	-	3,752
Taxes other than income	2,364	0.39	389	101	2,854
General and administrative	2,105	0.35	1,661	2,536	6,302
Depreciation, depletion and amortization	8,572	1.42	3,659	34	12,265
	19,983	3.31	6,462	2,820	29,265

Operating Income	$9,052	1.51	$6,350	$(2,646)	$12,756

Additions to property and equipment	$20,770		$1,991	$215	$22,976

			Coal Royalty
	Oil and Gas		and Land
	Amount	(per (Mcfe)	Management	All Other	Consolidated
Three months ended September 30, 2002

Production
Oil and gas (Mmcfe)	5,554
Natural gas (MMcf)	5,008
Crude oil (MBbls)	91
Coal royalty tons (thousands of tons)			3,716

Revenues
Natural gas	$16,012	3.20	$-	$-	$16,012
Oil and condensate	2,085	22.91	-	-	2,085
Coal royalties	-		8,253	-	8,253
Timber	-		360	-	360
Other	85		1,791	168	2,044
	18,182	3.27	10,404	168	28,754
Expenses
Lease operating	2,712	0.49	555	150	3,417
Exploration	1,614	0.29	-	68	1,682
Taxes other than income	1,355	0.24	241	57	1,653
General and administrative	2,142	0.39	1,574	1,690	5,406
Impairment of oil and gas properties	501	0.09	-	-	501
Depreciation, depletion and amortization	7,098	1.28	995	53	8,146
	15,422	2.78	3,365	2,018	20,805

Operating Income	$2,760	0.49	$7,039	$(1,850)	$7,949

Additions to property and equipment	$12,329		$12,106	$42	$24,477

PENN VIRGINIA CORPORATION
SEGMENT INFORMATION - unaudited
(in thousands)

			Coal Royalty
	Oil and Gas		and Land
	Amount	(per (Mcfe)	Management	All Other	Consolidated
Nine Months Ended September 30, 2003

Production
Oil and gas (Mmcfe)	17,672
Natural gas (MMcf)	14,516
Crude oil (MBbls))	526
Coal royalty tons (thousands of tons)			19,252

Revenues
Natural gas	$79,197	5.46	$-	$-	$79,197
Oil and condensate	13,999	26.61	-	-	13,999
Coal royalties	-		35,658	-	35,658
Timber	-		829	-	829
Other	595		2,847	615	4,057
	93,791	5.31	39,334	615	133,740
Expenses
Lease operating	9,094	0.51	2,422	449	11,965
Exploration	11,648	0.66	66	-	11,714
Taxes other than income	7,446	0.42	978	498	8,922
General and administrative	5,624	0.32	5,199	7,317	18,140
Depreciation, depletion and amortization	24,493	1.39	12,027	103	36,623
	58,305	3.30	20,692	8,367	87,364

Operating Income	$35,486	2.01	$18,642	$(7,752)	$46,376

Additions to property and equipment	$94,094		$3,437	$552	$98,083

			Coal Royalty
	Oil and Gas		and Land
	Amount	(per (Mcfe)	Management	All Other	Consolidated
Nine Months Ended September 30, 2002

Production
Oil and gas (Mmcfe)	15,470
Natural gas (MMcf)	13,916
Crude oil (MBbls)	259
Coal royalty tons (thousands of tons)			10,614

Revenues
Natural gas	$43,032	3.09	$-	$-	$43,032
Oil and condensate	5,954	22.99	-	-	5,954
Coal royalties	-		23,437	-	23,437
Timber	-		1,441	-	1,441
Other	190		4,072	659	4,921
	49,176	3.18	28,950	659	78,785
Expenses
Lease operating	6,475	0.42	1,868	456	8,799
Exploration	3,663	0.24	18	165	3,846
Taxes other than income	3,922	0.25	663	190	4,775
General and administrative	6,026	0.39	4,658	4,619	15,303
Impairment of oil and gas properties	501	0.03	-	-	501
Depreciation, depletion and amortization	19,041	1.23	2,558	159	21,758
	39,628	2.56	9,765	5,589	54,982

Operating Income	$9,548	0.62	$19,185	$(4,930)	$23,803

Additions to property and equipment	$32,542		$12,887	$310	$45,739

PENN VIRGINIA CORPORATION
RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Reconciliation of GAAP "Net cash provided by operating activities"
to Non-GAAP "Operating cash flow"
Net cash provided by operating activities	$ 22,935	$ 18,596	$ 70,904	$ 41,248

Adjustments:
Changes in operating assets and liabilities	4,967	1,278	11,381	7,492

Operating cash flow	$ 27,902	$ 19,874	$ 82,285	$ 48,740

Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

PENN VIRGINIA CORPORATION
GUIDANCE TABLE
(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for the fourth quarter and full year 2003.

	Actual				Guidance
	First Quarter	Second Quarter	Third Quarter	YTD	Fourth Quarter			Full Year
	2003	2003	2003	2003	2003			2003
Oil & Gas Segment:
Production:
Natural gas production (Bcf) - See Note a	4.9	4.9	4.7	14.5	5.0	-	5.8	19.5	-	20.3
Oil production (MBbls) - See Note b	149	161	216	526	130	-	175	655	-	700
Equivalent production - See Note c (Bcfe)	5.8	5.8	6.0	17.7	5.8	-	6.9	23.5	-	24.5
Equivalent daily production (MMcfe)	64.7	64.0	65.5	64.7	62.8	-	74.5	64.3	-	67.2
Expenses:
Lease Operating ($ per Mcfe)	$ 0.45	$ 0.57	$ 0.53	$ 0.51	$0.48	-	0.52	$0.48	-	0.52
Exploration - see Note d	$ 4.3	$ 3.7	3.7	$ 11.6	$2.5	-	6.0	$14.0	-	17.5
Taxes other than income (% of oil & gas revenue)	7.6%	8.2%	8.1%	7.9%	7.5%	-	8.0%	7.6%	-	8.0%
General and administrative	$ 1.8	$ 1.7	2.1	$ 5.6	$1.8	-	2.0	$7.4	-	7.6
Depreciation, depletion and amortization ($ per Mcfe)	$ 1.39	$ 1.34	$ 1.42	$ 1.39	$1.35	-	1.40	$1.35	-	1.40

Coal Land Management Segment (PVR):
Coal royalty tons (millions)	6.4	6.6	6.2	19.3	6.2	-	6.7	25.5	-	26.0
Revenues:
Coal royalties	$ 11.5	$ 12.2	12.0	35.7	$11.9	-	12.8	$47.6	-	48.5
Coal services	$ 0.5	$ 0.5	0.5	1.5	$0.4	-	0.5	$1.9	-	2.0
Timber and other	$ 1.3	$ 0.5	0.4	2.2	$1.2	-	1.4	$3.4	-	3.6
Expenses:
Operating	$ 0.8	$ 0.9	$ 0.8	2.5	$0.9	-	1.1	$3.4	-	3.6
Taxes other than income	$ 0.3	$ 0.3	$ 0.4	1.0	$0.3	-	0.4	$1.3	-	1.4
General and administrative	$ 1.8	$ 1.7	$ 1.7	5.2	$1.7	-	1.8	$6.9	-	7.0
Depreciation, depletion and amortization	$ 4.2	$ 4.2	$ 3.7	12.0	$3.9	-	4.2	$15.9	-	16.2
Interest expense									-
Average long-term debt outstanding	$ 91.7	$ 92.6	$ 92.2			$ 92.5			$ 92.3
Net interest rate assumed	2.0%	4.6%	4.7%			5.1%			4.1%

Corporate and other:
General and administrative - see Note e	$ 2.3	2.4	2.5	$ 7.3	$2.6	-	3.0	$9.9	-	10.3
Interest expense
Average long-term debt outstanding	$ 40.0	48.8	55.5		58.0	-	60.0	$58.0	-	60.0
Net interest rate assumed	3.0%	3.0%	3.0%			5.0%			4.0%
Percentage capitalized - see Note f	100%	100%	100%		90%	-	100%	90%	-	100%
Minority interest in PVR					see Note g
Income tax rate - see Note h	40%	40%	38%	40%		40%			40%

Capital Expenditures:
Development drilling	$ 10.4	$ 15.3	$ 19.7	45.3	12.0	-	16.0	$57.3	-	61.3
Exploratory drilling	$ 0.8	$ 3.9	$ 4.2	8.9	3.5	-	5.5	$12.4	-	14.4
Seismic and other	$ 3.7	$ 2.6	$ 1.2	7.5	1.5	-	2.0	$9.0	-	9.5
Lease acquisition and field projects - see Note i	$ 36.5	$ 5.6	$ 3.1	45.2	5.5	-	6.5	$50.7	-	51.7
Coal land management projects	$ 1.3	$ 0.2	2.0	3.4	1.0	-	1.5	$4.4	-	4.9

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION
GUIDANCE TABLE
(Dollars in millions except where noted)

Notes to Guidance Table:

a -	The Company's natural gas hedging positions are summarized below:
		Costless Collars			Swaps
		MMBtu	Price / MMBtu		MMBtu	Price
		Per Day	Floor	Ceiling	Per Day	/MMBtu
	Fourth Quarter 2003	24.500	$ 3.80	$ 5.80	2,034	$ 4.70
	First Quarter 2004	19,500	$ 3.54	$ 5.51	1,800	$ 4.70
	Second Quarter 2004	18,495	$ 3.66	$ 5.98	1,533	$ 4.70
	Third Quarter 2004	17,500	$ 3.98	$ 5.98	1,367	$ 4.70
	Fourth Quarter 2004	13,522	$ 4.00	$ 6.40	1,234	$ 4.70
	First Quarter 2005	13,565	$ 4.00	$ 6.52	379	$ 4.70
	Second Quarter 2005 (April)	14,000	$ 4.00	$ 6.40	-	-

	The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any, that may be hedged.

b -	The Company's oil hedging positions are summarized below:
		Costless Collars			Swaps
		Barrels	Price/Barrel		Barrels	Price
		Per Day	Floor	Ceiling	Per Day	/Barrel
	Fourth Quarter 2003	-	$ -	$ -	220	$ 26.74
	First Quarter 2004	-	$ -	$ -	207	$ 26.73
	Second Quarter 2004	-	$ -	$ -	193	$ 26.71
	Third Quarter 2004	-	$ -	$ -	63	$ 26.93
	Fourth Quarter 2004	-	$ -	$ -	57	$ 26.93
	First Quarter 2005 (January)	-	$ -	$ -	50	$ 26.93

c -	Production range decreased from previous full year guidance of 24.0 to 26.0 Bcfe to reflect timing delays and production from new drilling.
d -	Range of guidance for exploration expense has been narrowed from previous guidance to reflect a substitution of drilling prospects expected to be drilled in South Texas during the fourth quarter of 2003.
e -	Guidance for corporate general & administrative expense for 2003 includes costs related to consulting and legal fees for the consideration of various shareholder proposals.
f -	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by generally accepted accounting principles.
g -	Penn Virginia owns 44.5 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest will reflect the remaining 55.5 percent owned by parties other than Penn Virginia.
h -	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company's income tax expense.
i -	Full year 2003 capital expenditure guidance for lease acquisition and field projects includes $32.5 million related to the Company's acquisition in January 2003 of a 25 percent working interest in a producing field in South Texas.